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                                                                 EXHIBIT 99.1


          CONTACTS:   Alan Markow                         Steven Horwitz
                      Public Relations                    Investor Relations
                      (408) 490-8707                      (408) 490-8561

                  C-CUBE ANNOUNCES AGREEMENT TO COMBINE DIVICOM
                                 WITH HARMONIC

       COMBINATION CREATES PREMIER PROVIDER OF OPEN-SYSTEMS SOLUTIONS FOR
            DELIVERING VIDEO, VOICE AND DATA OVER BROADBAND NETWORKS

          MILPITAS, CALIFORNIA - OCT. 27, 1999 - C-Cube Microsystems
          (Nasdaq: CUBE) today announced that it has entered into a definitive agreement to combine its wholly-owned DiviCom subsidiary with Harmonic (Nasdaq: HLIT), and to spin off or sell its semiconductor business in a taxable transaction prior to the closing of the transaction. DiviCom is the leading provider of open solutions for digital television.

          Under the terms of the agreement between C-Cube and Harmonic, the Harmonic transaction will be structured as a tax-free exchange of stock in which C-Cube shareholders will receive, in exchange for each share of C-Cube stock, 0.5427 shares of Harmonic stock. Based upon Harmonic's closing price of $64.875 on October 26, 1999, the value of the Harmonic combination would be approximately $1.7 billion. In addition, the C-Cube shareholders will receive spun off shares of the semiconductor business or net, after-tax proceeds of any sale of the semiconductor business.

          As a condition to the closing of the Harmonic transaction, C-Cube will spin out its semiconductor division.

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          C-CUBE ANNOUNCES AGREEMENT TO COMBINE DIVICOM WITH HARMONIC

          "The combination of DiviCom and Harmonic creates a powerful broadband networking company that is the premier provider of open solutions for voice, video and data infrastructure," said Alexandre Balkanski, C-Cube's Chief Executive Officer. "The spin off launches a semiconductor pure play that is number one and strengthening in digital video. (*)

          "C-Cube shareholders will gain a significant stake in Harmonic/DiviCom in addition to their continued ownership in our thriving semiconductor business," Balkanski said.

           "C-Cube Semiconductor has made excellent gains over the past year, and leads the world in the digital video marketplace," said Umesh Padval, President-C-Cube Semiconductor. "We foresee accelerating opportunities in our growth platforms of DVDs, Set-top Boxes and Codecs." (*)

          The merger is subject to the approval of the stockholders of each company, customary closing conditions, including applicable regulatory clearances, and the spin-off or sale of the semiconductor business. The closing is anticipated to take place during Q1 2000.

          ABOUT DIVICOM

          DiviCom, Inc. is a leading provider of open solutions for digital television. Products include audio/video encoding, data broadcast solutions, network management systems, consulting and integration services. Based on the MPEG-2, DVB and ATSC international standards, DiviCom products enable digital video broadcasting over a variety of networks including satellite, wireless, telco and cable. DiviCom is a wholly-owned subsidiary of C-Cube Microsystems Inc. (Nasdaq: CUBE), and is based in Milpitas, Calif. DiviCom can be reached at (1.408.490.6700 or www.divi.com).

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          C-CUBE ANNOUNCES AGREEMENT TO COMBINE DIVICOM WITH HARMONIC

          ABOUT HARMONIC

          Harmonic designs, manufactures and markets digital and fiber optic systems that deliver video, voice and data over cable, satellite, telco and wireless networks. These advanced solutions enable cable television and other network operators to provide a range of interactive broadband services that include high-speed Internet access, telephony and video-on-demand.

          Harmonic is headquartered in Sunnyvale, Calif., where it also operates an R&D center and a manufacturing facility, and has a sales and support center in the U.K. The company also operates its Harmonic Data Systems subsidiary and an R&D center in Israel. In addition, the company maintains several sales and support centers worldwide. Harmonic is ISO 9001-certified and its stock is traded on the Nasdaq stock market under the symbol "HLIT." For more information, check the company's website at www.harmonicinc.com.

          ABOUT C-CUBE

          C-Cube Microsystems Inc. is the industry leader in the development and delivery of highly integrated digital video silicon and systems solutions. C-Cube's Semiconductor Division delivers highly integrated digital video silicon and systems solutions for the communications and consumer electronics markets, including digital set-top boxes, VCD, and DVD. C-Cube's DiviCom Division is a leader in the deployment of digital video networks. C-Cube is headquartered in Milpitas, California with offices in North America, Europe, and Asia. Its stock is traded on the Nasdaq under the symbol CUBE. C-Cube can be reached at +1.408.490.8000 or at http://www.c-cube.com. C-Cube's DiviCom Division is based in Milpitas, Calif. and can be reached at +1.408.944.6700 or at http://www.divi.com.

-   This press release contains forward-looking statements within the meaning of
    Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual

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CUBE ANNOUNCES AGREEMENT TO COMBINE DIVICOM WITH HARMONIC

results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in the Company's Forms 10-K and 10-Q reports. The Company has attempted to identify forward-looking statements in this press release by placing an asterisk(*) following each sentence containing such statements.

                                      # # #

  C-Cube and the C-Cube logo are registered trademarks of C-Cube Microsystems,
             Inc. DiviCom is a registered trademark of DiviCom, Inc.